Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration No. 333-135337

Prospectus Supplement to

Prospectus dated July 31, 2006

Dividend Reinvestment and Stock Purchase Plan

On July 31, 2006, we commenced the HomeBanc Corp. Dividend Reinvestment and Stock Purchase Plan, or the “Plan.” Effective as of March 1, 2007, we will not accept any new enrollments or cash payments to purchase shares through the Plan until further notice, and the Plan will not reinvest any future dividends that you may receive in respect of your shares of our common stock held in the Plan. To the extent that any future dividends are declared and paid by us on our common stock, you will receive a check for the dividends paid to you in respect of all of your shares, including those held in the Plan, notwithstanding the reinvestment or other elections that you have made in respect of your shares held through the Plan. Shares of our common stock purchased through the Plan will continue to be held in safekeeping by the Plan Administrator, Computershare Trust Company, N.A., or “Computershare,” unless you deliver instructions to the contrary. If you have questions regarding the Plan or your shares held in the Plan, please contact Computershare toll free at 800-697-8199, seven days a week, or via Internet at www.computershare.com. Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern time, Monday through Friday.

If we determine to make any further material changes to the Plan, including, without limitation, permitting the Plan to again accept new enrollments and cash payments to purchase our shares, or to reinvest dividends paid by us in respect of our shares, then we will file an additional prospectus supplement disclosing those changes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2007.